Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 3, 2009 on the consolidated balance sheets of Uranerz Energy Corporation (the "Company") as at December 31, 2008 and 2007 and the related consolidated statements of operations, cash flows and stockholders' equity for each of the three years in the period ended December 31, 2008 and accumulated from May 26, 1999 (Date of Inception) to December 31, 2008 that are included in the Company's Form 10-K for the year ended December 31, 2008, which is incorporated by reference in the Company's Form S-8 Registration Statement (SEC File No. 333-129843) and the Company's Form S-3 Registration Statements (SEC File Nos. 333-139537 and 333-151189).

CHARTERED ACCOUNTANTS
Vancouver, Canada
March 11, 2009